Exhibit 4(c)(xxxiv)

Smith & Nephew plc

The Smith & Nephew

Global Share Plan 2020

Approved by Shareholders at the Annual General Meeting

of the Company held on 9th April 2020.

Table of Contents

Contents		Page
1	Definitions	1
2	Granting Awards	4
3	Before Vesting	7
4	When do Awards Vest?	9
5	What happens when an Award Vests?	10
6	Holding Period	13
7	Vesting in other circumstances - personal events	13
8	Vesting in other circumstances - corporate events	16
9	Changing the Plan and termination	18
10	Clawback	19
11	General	20
12	Overseas sub-plans	23
13	Section 409A	24
Schedule China		26

i

Rules of the Smith & Nephew Global Share Plan 2020

1	Definitions
1.1	In these rules:

“Acquiring Company” means a person who has or obtains Control of the Company;

“Award” means a Conditional Award or an Option;

“Award Date” means the date on which an Award is granted under rule 2.4;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

”Change of control” means

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional;
(ii)	when, under Section 899 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
(iii)	a person (or a group of persons acting in concert) obtaining Control of the Company in any other way;

“Committee” means, subject to rule 8.4, the remuneration committee of the board of directors of the Company or a person or group of persons duly authorised by the remuneration committee;

“Company” means Smith & Nephew plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan, subject to the rules of the Plan;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Dealing Restrictions” means any applicable restriction or restrictions on dealings or transactions in securities or instruments imposed by:

(i)

any rules, statutory requirements, orders, legal or regulatory code, provision or rule or other requirement or guidance (including, without limitation, the Market Abuse Regulation (Regulation 596/2014), the Listing Rules and the City Code on Takeovers and Mergers); and/or

(ii)	any code adopted or established by the Company in addition or replacement to (i) above,

in force and as amended or replaced from time to time;

“Dividend Equivalent” means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting pursuant to rule 5.5, subject to rule 5.7;

“Employee” means any employee of a Member of the Group (including an executive director);

“Expected Value” means the value of an Award on the Award Date using a valuation methodology determined by the Committee, which takes account of the sum of all various possible performance outcomes at Vesting and which reflects the probabilities of achieving different performance outcomes, rather than maximum outcome only;

“Expiry Date” means the tenth anniversary of the original approval of the Plan by the shareholders of the Company;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“Holding Period” means the period of 2 years following the Vesting of an Award, or such other period following Vesting, as shall be determined by the Committee at the time of grant and specified under rule 2.4.10, during which rule 6 shall apply;

"Listing Rules" means the Listing Rules published by the United Kingdom Listing Authority;

“London Stock Exchange” means London Stock Exchange plc;

”Market Value” means on any day not less than:

(i)

the closing middle market quotation of a Share (taken from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day or, in the case of an ADR or ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange for that preceding Business Day; or

(ii)

if the Committee so decides, the average of the closing middle market quotations of a Share (taken from the Daily Official List of the London Stock Exchange) or, in the case of an ADR or ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange over the immediately preceding three or five Business Days;

“Market Value Option” means an Option, the Option Price of which is set by reference to the Market Value of a Share on the Award Date;

“Member of the Group” or "Group Member" means:

(i)	the Company; or
(ii)	any of the Company's Subsidiaries from time to time;

“Official List” means the list maintained by the Financial Services Authority for the purpose of Section 74(1) Financial Services and Markets Act 2000;

“Option” means a conditional right to acquire Shares granted under the Plan at the Option Price, subject to the rules of the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 5.2 or by the Grantor upon the grant of the Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 2.4.9;

“Participant” means a person holding an Award or holding Shares subject to a Holding Period or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 2.6;

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules, known as “The Smith & Nephew Global Share Plan 2020”, as amended from time to time;

“Relevant Review” has the meaning given in the definition of “Review”;

“Review” means carrying out a review and considering:

(i)

whether there has been a misstatement of the Company’s financial results (within the regime for “prior period errors” under International Accounting Standard 8), which has resulted in a material overpayment to Participants, which is in the form of Awards under the Plan or otherwise, irrespective of whether the relevant Participants are at fault;

(ii)

whether there has been an error in determining the size of an Award grant or extent to which any Performance Condition or other condition has been satisfied, or erroneous or misleading data, which has resulted in the Vesting of an Award which would not otherwise have Vested or which would otherwise have Vested to a materially lesser extent;

(iii)

whether there has been a significant adverse change in the financial performance or reputation of the Company, including corporate failure and/or any significant loss at a general level or in respect of the Global Business Unit or Function in which the Participant worked;

(iv)	any other matter which appears relevant; and/or
(v)	the conduct, capability or performance of a Participant or any team, business area or profit centre, if the Committee deems that the circumstances warrant a review,

and if the Committee determines that one or more of the circumstances set out in the above provisions are in question, this will be considered a “Relevant Review”. In the case of a corporate failure, references to "Committee" shall include the Company and/or its administrators;

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated and other official guidance issued thereunder, collectively;

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depositary Shares (“ADSs”) or American Depositary Receipts (“ADRs”) representing ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Tax Election” means an election by the Participant and/or his employing company or any Member of the Group for a particular tax and/or social security treatment in respect of his Award and/or the Shares he may acquire pursuant to it (which may include a joint election under section 431(1), 431(2) or 430 of the UK Income Tax (Earnings and Pensions) Act 2003 or an equivalent election pursuant to such other tax legislation that may be applicable to Participants and/or employing companies or Members of the Group situated in jurisdictions other than the UK);

"Tax Liability" means any amount of tax and/or social security contributions arising in connection with an Award for which a Participant would or may be liable and for which any Group Member or other person or entity would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“US Taxpayer” means a person who is subject to taxation under the tax rules of the United States of America; and

“Vesting”, in relation to an Option, means an Option becoming exercisable and, in relation to a Conditional Award, means a Participant becoming entitled to have the Shares issued or transferred to him subject to the Plan, and “Vest” and “Vested” will be construed accordingly.

1.2	Rule headings have no legal effect and shall not affect the interpretation of the Rules.
1.3

Any words following the terms "including", "include", "in particular", "for example" or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.4	Except insofar as the context otherwise requires:
1.4.1	words denoting the singular shall include the plural and vice versa;
1.4.2	words denoting one gender shall include other genders;
1.4.3	a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted; and
1.4.4

a reference to the Plan or to any agreement or document referred to herein is to the Plan or such agreement or document as amended, restated or novated (in each case other than in breach of the provisions of the Plan) from time to time.

2	Granting Awards
2.1	Grantor

The Grantor of an Award must be:

2.1.1	the Company;
2.1.2	any other Member of the Group; or
2.1.3	a trustee of any trust set up for the benefit of Employees.

An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Committee.

2.2	Eligibility

The Grantor may grant an Award to anyone who is an Employee on the Award Date in accordance with any selection criteria that the Committee in its discretion may set.

However, unless the Committee considers that special circumstances exist, an Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

2.3	Timing of Award

Awards may not be granted at any time after the Expiry Date or before the date on which the shareholders of the Company approve the Plan. Subject to the foregoing, Awards may only be granted within a period of 42 days starting on any of the following:

2.3.1	the date of shareholder approval of the Plan;
2.3.2	the day after the announcement of the Company’s results for any period;
2.3.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards; or

2.3.4the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.4	Terms of Awards

Awards are subject to the rules of the Plan and any Performance Condition and must be granted by deed or in such other form as the Committee decides. The terms of the Award must be determined by the Grantor and approved by the Committee. The terms must be set out in the deed or other document (which may be in electronic form), including:

2.4.1	whether the Award is:
(i)	a Conditional Award;
(ii)	an Option and whether or not it is a Market Value Option; or
(iii)	a combination of these;
2.4.2	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;
2.4.3	if the Award is an Option, the Option Period;
2.4.4	any Performance Condition;
2.4.5	any other condition specified under rule 2.7;
2.4.6	the date(s) of Vesting, unless specified in a Performance Condition;
2.4.7	whether the Participant is entitled to receive any Dividend Equivalent;
2.4.8	the Award Date;
2.4.9	the Option Price (if relevant);
2.4.10	whether a Holding Period will apply and if so on what basis; and

2.4.11whether the Participant may be required to enter into a Tax Election.

2.5	Market Value Options

In the case of a Market Value Option, the Option Price will not be less than the Market Value of a Share on the Award Date.

2.6	Performance Conditions

When granting an Award, the Grantor may, and must in the case of executive directors, make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date. The Grantor, with the consent of the Committee, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so provided that this does not result in an unfair benefit for the Participant in the reasonable opinion of the Committee.

2.7	Other conditions

The Grantor may impose other conditions on the Vesting and/or exercise of an Award when granting the Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Committee, may waive or change a condition imposed under this rule 2.7.

2.8	Award certificates

Each Participant will receive a notification setting out the terms of the Award as soon as practicable after the Award Date. The notification may be the deed referred to in rule 2.4 or any other document and may be in electronic form.

2.9	No payment

A Participant is not required to pay for the grant of any Award.

2.10	Administrative errors

If the Grantor purports to grant an Award which is inconsistent with the provisions of rule 2 or in breach of any applicable laws, the grant shall not take effect and shall be treated as having lapsed.

If the Grantor tries to grant an Award which is inconsistent with rule 2.11, 2.12 or 2.13, the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

2.11	Individual limit for Awards

An Award must not be granted to an Employee if it would, at the proposed Award Date, cause the Expected Value of all Awards that he has been granted in that financial year under the Plan to exceed three times his annual basic salary from Members of the Group.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of that limit, but Awards may not be granted in excess of four times of annual basic salary in any circumstances.

“Basic salary” means gross salary before adjustment to take account of any flexible benefits.

Basic salary payable in a currency other than pounds sterling will be converted into pounds sterling at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Committee on a date chosen by the Committee.

2.12	Plan limits - 10 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

2.13	Plan limits - 5 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

2.14	Scope of Plan limits

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 2.12 and 2.13.

As long as so required by the Investment Association, shares transferred from treasury to satisfy Awards are treated as shares issued by the Company.

2.15	Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

2.16	Approvals, consents and dealing restrictions

Notwithstanding any other provision in the Plan, the grant of any Award shall be subject to obtaining any approval or consent required under, and complying with the requirements of, the Listing Rules, the Market Abuse Regulation (Regulation 596/2014), any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, and any other relevant UK or overseas regulation or enactment and any applicable Dealing Restrictions.

3	Before Vesting
3.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to, or to the order of, the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Option or Conditional Award or any rights in respect of it. If he does or purports to, whether voluntarily or involuntarily, then it will immediately lapse. This rule 3.2 does not apply to the transmission of an Option or Conditional Award on the death of a Participant to his personal representatives.

3.3	Adjustment of Awards

If there is:

3.3.1	a variation in the equity share capital of the Company, including (without limitation) a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
3.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
3.3.3	a special dividend or distribution; or
3.3.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

The Option Price for a Market Value Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Committee resolves to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Committee does not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this rule 3.3 will be deemed not to have taken place.  Adjustments of the Option Price for an Option, shall be subject to the requirements of Section 409A (if relevant).

3.4	Malus
3.4.1	Review of Awards

At any time prior to Vesting of an Award or exercise of an Option, the Committee may conduct a Review of Awards, or any individual Award. The Committee may determine that a Review should take place after a Participant has ceased to be an Employee. For the purposes of this rule 3.4, any reference to the "Committee" shall include the Company and/or its administrators in the case of a corporate failure.

If there is a Relevant Review and the Committee determine, as result of the Relevant Review, that the circumstance warrant it, the Committee may take one or more of the actions listed below in rule 3.4.2.

3.4.2	Actions

The Committee may in its absolute discretion:

(i)	reduce the number of Shares in respect of the Award (including to zero); and/or
(ii)	determine that an Award or any part of it will not Vest or shall no longer be exercisable; and/or
(iii)	apply conditions or restrictions to the Vesting or exercise of the Award.
3.4.3	Unjustified, unfair or undeserved benefit

In the event that the Committee determines, after taking into account all circumstances known to the Committee including (without limitation) the financial performance of the Company, any changes in the Company's share price and the performance, conduct and contribution of the Participant, that the amount which a

Participant is expected to receive pursuant to an Award in accordance with its terms would result in the Participant receiving an amount which the Committee considers cannot be justified or which the Committee considers to be an unfair or undeserved benefit to the Participant, the Committee may in its absolute discretion carry out any of the actions listed at rule 3.4.2 above in respect of the relevant Award to the extent that the Committee considers appropriate.

4	When do Awards Vest?
4.1	Satisfying conditions

As soon as reasonably practicable after the end of the Performance Period, the Committee will determine whether and to what extent any Performance Condition or other condition imposed under rule 2.7 has been satisfied or waived and how many Shares Vest for each Award.

4.2	Timing of Vesting – Award subject to Performance Condition

Where an Award is subject to a Performance Condition, subject to rules 2.7, 3.4, 4.4 to 4.6 (inclusive), 5, 7 and 8, an Award Vests, to the extent determined under rule 4.1, on the date set by the Committee on the grant of the Award or, if no such date is specified, on the date on which the Company makes its determination under rule 4.1.

4.3	Timing of Vesting – Award not subject to Performance Condition

Where an Award is not subject to a Performance Condition, subject to rules 2.7, 3.4, 4.4 to 4.6 (inclusive), 5, 7 and 8, an Award Vests on the date(s) of Vesting set by the Committee on the grant of the Award.

4.4	Dealing Restrictions delay Vesting

If, when an Award would otherwise Vest under any rule of this Plan, Dealing Restrictions would prohibit:

4.4.1	in the case of an Option, the exercise of such Option;
4.4.2	the delivery of Shares or cash (as relevant) or the procurement of the delivery to the Participant; and/or
4.4.3	the Participant from selling Shares to discharge any liability to taxation or social security contributions in respect of his Award, where relevant,

unless the Committee determines otherwise and, in the case of US Taxpayers, subject to rule 13, the Award shall not Vest until the first Business Day on which all such Dealing Restrictions cease to apply.

4.5	Other restrictions on Vesting

Subject to rule 4.4, an Award shall not Vest unless and until the following conditions are satisfied:

4.5.1	the Vesting of the Award and the transfer of Shares after such Vesting would be lawful in all relevant jurisdictions;
4.5.2	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Committee decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to rule 5.7 then the Participant must have entered into arrangements acceptable to the Committee that the relevant Group Member will receive the amount of such Tax Liability;

4.5.3

the Participant has entered into such arrangements as the Committee may require (and where permitted in the relevant jurisdiction) to satisfy a Group Member's liability to social security contributions in respect of the Vesting of the Award; and

4.5.4	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid Tax Election or any similar arrangement in any overseas jurisdiction.

For the purposes of this rule, references to Group Member include any former Group Member.

4.6	Lapse

To the extent that any Performance Condition is not satisfied at the end of the Performance Period, the Award lapses, unless otherwise specified in the Performance Condition and subject to rule 2.6. To the extent that any other condition is not satisfied, the Award will lapse if so specified in the terms of that condition, subject to rule 2.7.

If an Award lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it.

5	What happens when an Award Vests?
5.1	Conditional Award

Within 30 days of a Conditional Award Vesting, the Grantor will (subject to rules 5.4, 5.6, 5.7, and 11.9) transfer or procure the transfer, including a transfer out of treasury or issue to, or to the order of, the Participant, the number of Shares in respect of which the Award has Vested.

5.2	Options
5.2.1

A Participant may exercise his Option at any time during the Option Period following Vesting by giving notice in the prescribed form and manner to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earliest of:

(i)	the date the Participant ceases to be an Employee, unless rule 7.2 applies or the cessation is due to the Participant's death;
(ii)	if the Committee so decides pursuant to rule 7.1.2, the date on which the Participant gives or receives notice of the termination of his employment;
(iii)

six months after the date on which the Participant ceases to be an Employee in circumstances where rule 7.2 applies (or, if the Committee decides, such longer period not exceeding 18 months as the Committee may determine);

(iv)

six months after a Change of control event occurring under rule 8 or, if earlier, the date six weeks after the date on which a notice to acquire Shares under Section 979 of the Companies Act 2006 is first served;

(v)	one year from the date of the Participant’s death; or

(vi)	within thirty (30) days prior to the end of the period referred to in rule 5.8.
5.2.2	An Option will not be exercised on any occasion if such exercise or the delivery of Shares upon such exercise would be prohibited by Dealing Restrictions.
5.2.3

Subject to rules 5.3, 5.4, 5.6, 5.7 and 11.9, the Grantor will arrange for Shares to be transferred or issued to, or to the order of, the Participant within 30 days of the date on which the Option is exercised.

5.2.4	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.
5.2.5	Unless otherwise determined by the Grantor on or before the Award Date, an Option may be exercised in full or in part provided the exercise is in respect of a whole number of Shares.
5.2.6

The exercise of any Option shall be effected in the form and manner prescribed by the Committee.  Unless the Grantor, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to the remainder of the rules of the Plan, take effect only when the Trustee or the Company (as applicable) receives it.

5.3	Other restrictions on the exercise of an Option

Subject to rule 5.4, an Option which has Vested may not be exercised unless and until the following conditions are satisfied:

5.3.1	the exercise of the Option and the transfer of Shares after such exercise would be lawful in all relevant jurisdictions;
5.3.2

if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Committee decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to rule 5.7 then the Participant must have entered into arrangements acceptable to the Committee that the relevant Group Member shall receive the amount of such Tax Liability;

5.3.3

the Participant has entered into such arrangements as the Committee may require (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

5.3.4	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid Tax Election or any similar arrangement in any overseas jurisdiction.

For the purposes of this rule, references to Group Member include any former Group Member.

5.4	Dealing Restrictions delay delivery

The Grantor shall not be obliged to arrange for the delivery of Shares following the Vesting or exercise of an Award, as appropriate, if the delivery, or procurement of it, would be prohibited by any Dealing Restrictions, in which case the Grantor will arrange for the delivery as soon as reasonably practicable after all such Dealing Restrictions cease to apply. Notwithstanding the foregoing, in the case of a US Taxpayer, delivery shall be delayed only if and only so long as the Committee reasonably anticipates such delivery would violate any applicable law relating to dealings or transactions in securities.

5.5	Dividend Equivalent

An Award may include the right to receive a Dividend Equivalent which may be paid in cash or Shares (as determined from time to time by the Grantor with the consent of the Committee). If Dividend Equivalents will be paid to any relevant Participant, the will be paid to the Participant after Vesting of a Conditional Share Award or, in the case of an Option, after exercise, at the same time as the underlying Award is settled. For the avoidance of doubt, the Dividend Equivalent does not include the tax credit.

5.6	Alternative ways to satisfy Awards

Where the Grantor considers it necessary or desirable for regulatory or other reasons, the Grantor may, subject to the approval of the Committee, decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 5.7). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Grantor may decide to satisfy an Option by procuring the issue or transfer of Shares to the value of the cash amount specified above.

The Grantor may determine that an Award will be satisfied in cash (or as alternatively specified in this rule 5.6) at the Award Date or at any time before satisfaction of the Award, including after Vesting or, in the case of an Option, after exercise.

In respect of Awards which are to be settled in cash, the Committee may, at any time before the delivery of the cash, decide instead to satisfy such Awards (and any Dividend Equivalent) by the delivery of Shares, subject to rule 5.7. The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

5.7	Withholding

The Company, the Grantor, any employing company, former employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any Tax Liability in respect of Awards. These arrangements may include (without limitation) the sale or reduction in number of any Shares or the Participant discharging the liability himself.

The Participant authorises the Grantor to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award (in the case of a Conditional Award) or on or following the exercise of his Award (in the case of an Option) on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge the Tax Liability which arises on Vesting or exercise of his Award, or otherwise in connection with such Award, except to the extent he agrees with the Company or relevant Group Member to fund all or part of the Tax Liability in a different manner.

5.8	US Taxpayers

This rule 5.8 applies to a Participant who is a US Taxpayer.

Where an Option, which is not a Market Value Option or an Option subject to Section 83 of the US Internal Revenue Code 1986 (as amended), becomes exercisable, it shall lapse at the end of the Short-term Deferral Period.

For the purpose of this rule 5.8, the “Short-term Deferral Period” means the period ending on the later of:

5.8.1	the 15th day of the second month in the year immediately following the Company’s taxable year in which an Option Vests; and
5.8.2	the 15th day of the second month in the year immediately following the US Taxpayer’s taxable year in which an Option Vests.
6	Holding Period
6.1

The Committee may determine that a Holding Period will apply to an Award during which period such Award and/or the Shares acquired following Vesting or exercise of the Award may not be disposed of, transferred, assigned or have any charge or other security interest created over them save for:

6.1.1	a transfer by will or the laws of descent and distribution, or a transmission to the Participant's personal representatives, following the death of a Participant;
6.1.2	a transfer of Shares to a nominee on behalf of the Participant authorised by the Company;
6.1.3

a sale of Shares in accordance with rule 5.7 or (with the prior agreement of the Committee) a sale of Shares by the Participant (or his nominee or agent) to fund any liability to taxation or social security contributions in respect of his Award; or

6.1.4	a transfer in accordance with rule 10 or to satisfy a clawback provision in another employee benefit plan or bonus plan operated by any Member of the Group,

and any purported disposal, transfer, assignment or charge or other security interest attempted to be made or created by the Participant in relation to the Award and/or the Shares except as listed in rules 6.1.1 to 6.1.4 will be void.

6.2

If a Holding Period applies to an Award, the Shares acquired on Vesting or exercise of the Award will be held during the Holding Period by a nominee on behalf of the Participant, provided that the Participant owns the beneficial interest in the Shares, unless the Committee determines otherwise, in which case the Committee will specify the terms that will apply in addition to this rule 6.

7	Vesting in other circumstances - personal events
7.1	General rule on leaving employment
7.1.1	Unless rule 7.2 or 7.5 applies, an Award which has not Vested will lapse on the date the Participant ceases to be an Employee.
7.1.2

The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is one listed in rule 7.2.1 below.

7.2	“Good leavers”
7.2.1	If a Participant ceases to be an Employee for any of the reasons set out below, then his Awards will Vest as described in rules 7.3 or 7.4 (as applicable) and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability, as established to the satisfaction of the Company;
(ii)	retirement with the agreement of the Participant’s employer;
(iii)	the Participant’s employing company ceasing to be a Member of the Group;
(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group;
(v)	redundancy; and
(vi)	any other reason, if the Committee so decides in any particular case.
7.2.2	The Committee may only exercise the discretion provided for in rule 7.2.1(vi) no later than 30 days after cessation of the relevant Participant’s employment.
7.3	Vesting – Award subject to Performance Condition

Where rule 7.2 applies, the Award does not lapse but will Vest, to the extent measured in accordance with rule 4.1, as soon as practicable following the end of the Performance Period. In the case of a US Taxpayer, subject to rule 5.4, if the Award is a Conditional Award, the vested Shares or cash must be transferred or issued to, or to the order of, the Participant by no later than the earlier of the date specified in rule 5.1 and 15 March in the year following the end of the Performance Period.

However, except in the case of a US Taxpayer, the Committee may decide, in its absolute discretion that the Performance Period in respect of an Award should be treated as ending on the date of the termination of employment, and that the Award should Vest immediately, to the extent that the Performance Condition has been or is likely to be satisfied (as determined by the Committee in the manner specified in the Performance Condition or in such manner as it considers reasonable).

Unless the Committee decides otherwise, the Award should be reduced pro rata to the last completed calendar month, so that it reflects only the proportion of the Performance Period, which has elapsed before the termination of employment.

7.4	Vesting – Award not subject to Performance Condition

Where rule 7.2 applies, and the Award is not subject to a Performance Condition, the Award Vests on the date of termination of Employment or on any other date determined by the Committee. The Award will Vest in full, unless the Committee decides that it should be reduced pro rata to reflect the acceleration of Vesting. In the case of a US Taxpayer, subject to rule 5.4, if the Award is a Conditional Award, the vested Shares or cash must be transferred or issued to, or to the order of, the Participant by no later than 15 March in the year following the year in which the termination of Employment occurs.

7.5	Death

If a Participant dies, his Awards will Vest on the date of death but only to the extent that any Performance Condition has been or is likely to be satisfied as at the date of death. It will then lapse as to the balance. Unless the Committee decides otherwise in its absolute discretion, the Award will not be reduced pro rata to reflect the acceleration of Vesting.

The Committee will determine, in the manner specified in the Performance Condition (or, if  not so specified, in such manner as the Committee considers reasonable), the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest.

The Grantor will only arrange for Shares to be issued or transferred to the personal representatives of a deceased Participant if they have produced a grant of representation.

7.6	Awards subject to a Holding Period

If an Award Vests under rule 7.7 or if a Participant ceases to be an Employee, unless the Committee determines otherwise, any Holding Period applicable to his Award will continue to apply up to:

7.6.1	the date it would originally have applied to when the Award was first granted, in the event the Award Vested under rule 7.7; or
7.6.2

the later of the date it would originally have applied to when the Award was first granted and the date which is two years after the Participant ceased to be an Employee, in the event the Participant ceased to be an Employee.

7.7	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result, he would:

7.7.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or
7.7.2

become subject to restrictions on his ability to Vest in or exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting or exercise because of the securities laws, financial services laws, exchange control laws or other laws of the country to which he is transferred, then the Committee may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent the Committee permits and will lapse as to the balance.

7.8	Meaning of “ceasing to be an Employee”

For the purposes of rules 7 and 5.2, a Participant will not be treated as ceasing to be an Employee until the earlier of when:

7.8.1	he is no longer an Employee of any Member of the Group; or,
7.8.2

if the Committee so determines pursuant to rule 7.1.2, he is under notice of termination of employment and the Company does not expect him to continue or commence employment with any other Member of the Group.

For the purposes of rules 7 and 5.2, a Participant will not be treated as ceasing to be an Employee if he recommences employment with a Member of the Group within seven days.

7.9	"Good leaver" subsequently found not to be a "good leaver"

If, after a Participant's cessation of employment when the Participant has been treated as a "good leaver" under rule 7.2, it is discovered that the Participant was not a "good leaver" and rule 7.2 should not have applied, the Committee may in its absolute discretion determine that rule 7.1 shall apply instead. In addition, the Committee may in its absolute discretion take any of the actions referred to in rule 10.1.2 below, to the extent it considers appropriate to give effect to the application of rule 7.1.

8	Vesting in other circumstances - corporate events
8.1	Time of Vesting
8.1.1

In the event of a Change of control, an Award shall Vest subject to rules 8.2, 8.3 and 8.8 and, subject to rule 8.7, any applicable Holding Period shall not apply or will cease to apply unless the Committee determines otherwise. The Award shall lapse as to the balance except to the extent exchanged under rule 8.3.

8.1.2

If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award, the Committee may allow an Award to Vest (and any applicable Holding Period to not apply or to cease to apply). The Award will Vest to the extent specified in rule 8.2 and will lapse as to the balance unless exchanged under rule 8.3. The Committee may impose other conditions on Vesting.

8.2	Extent of Vesting

Where an Award Vests under rule 8.1:

8.2.1

if the Award is subject to a Performance Condition, the Committee will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, Committee may decide that the Award is reduced pro rata to reflect the acceleration of Vesting;

8.2.2	if the Award is not subject to any Performance Condition, the Award will Vest in full. The Committee may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.
8.3	Exchange

An Award will not Vest under rule 8.1 but will be exchanged under rule 8.6 to the extent that:

8.3.1	an offer to exchange the Award is made and accepted by a Participant; or
8.3.2	the Committee, with the consent of the Acquiring Company, decides before Change of control that the Award will be automatically exchanged.

Notwithstanding the foregoing, in the case of a US Taxpayer, rule 8.3.1 shall not be applicable and rule 8.3.2 shall only apply if the Committee otherwise determines such exchange would not result in additional taxes under Section 409A.

8.4	Committee

In this rule 8, “Committee” means those people who were members of the remuneration committee of the Company immediately before the Change of control.

8.5	Timing of exchange

Where an Award is to be exchanged under rule 8.3, the exchange is effective immediately following the relevant corporate event.

8.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

8.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
8.6.2	must be equivalent to the existing Award, subject to rule 8.6.4;
8.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 8.6.4, Vests in the same manner and at the same time;
8.6.4	must:
(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or
(ii)

not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 8.2.1 and Vest at the end of the original Performance Period; or

(iii)	be subject to such other terms as the Committee considers appropriate in all the circumstances;
8.6.5

must be subject to terms and conditions regarding a Holding Period after the exchange which are considered by the Committee to be substantially equivalent to any terms and conditions of the Holding Period applicable to the Award immediately prior to the exchange, unless the Committee determines otherwise; and

8.6.6

is governed by the Plan, excluding rule 9.2, as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 8.6.1 above.

8.7	Exchange of Shares subject to a Holding Period

Unless the Committee determines otherwise, if Shares subject to a Holding Period are exchanged for shares in an Acquiring Company, for the purposes of this Plan, the shares acquired in exchange will be subject to terms and conditions which are considered by the Committee to be substantially equivalent to the terms and conditions of the Holding Period as it applied to the Shares immediately prior to the exchange. The Participant shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect.

8.8	Internal reorganisation

Awards shall not Vest under rule 8.1 without the consent of the Committee if the purpose and effect of the Change of control is to create a new holding company for the Company, such company having substantially the same shareholders with substantially the same proportionate shareholdings as those of the Company immediately before the Change of control.  If this rule 8.8 applies, the Committee may determine that Awards will instead be exchanged for an equivalent award over such shares as the Committee determines appropriate, and the Committee may make any modifications to the Performance

Condition(s) (if any) and/or any other condition(s) to which the Awards are subject, as it determines appropriate.

9	Changing the Plan and termination
9.1	Committee’s powers

Except as described in the rest of this rule 9, the Committee may at any time change the Plan in any way.

9.2	Shareholder approval
9.2.1

Except as described in rule 9.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limits on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Participant under the Plan;
(iv)

the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefits to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital;

(v)	for Options, the determination of the Option Price; or
(vi)	the terms of this rule 9.2.1.
9.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
9.3	Notice

The Committee is not required to give Participants notice of any changes.

9.4	Termination

The Plan will terminate on the Expiry Date, but the Committee may terminate the Plan at any time before that date in its absolute discretion. The termination of the Plan will not affect existing Awards.

10	Clawback
10.1.1	Review

The Committee may at any time conduct a Review of Awards, or any individual Award. The Committee may determine that a Review should take place after a Participant has ceased to be an Employee and/or after the Award has Vested or been exercised. For the purposes of this rule 9, any reference to the "Committee" shall include the Company and/or its administrators in the case of a corporate failure.

If there is a Relevant Review, and the Committee determines, as result of the Relevant Review, that the circumstance warrant it, the Committee may take one or more of the actions listed below in rule 10.1.2.

10.1.2	Actions

The Committee may at any time within three years (or such additional period as the Committee may determine in exceptional circumstances) from the date on which the Award Vests (or, if later, within three years of the date on which the Option is exercised) in its absolute discretion use any method to recover an amount that it decides appropriate in light of the Relevant Review, including, but not exhaustively, by directing that:

(i)

the Shares acquired by the Participant pursuant to an Award, or such number as specified, (net of any tax paid by the Participant which is not refundable) are to be returned as directed by the Committee; and/or

(ii)

an amount in cash equal to the value of the Shares at the date of Vesting or exercise (as relevant) of an Award (net of any tax paid by the Participant which is not refundable), or such lower amount as the Committee may specify, be paid to the Company or any other person as directed by the Committee; and/or

(iii)

the Participant sell the Shares acquired by the Participant pursuant to an Award, or such number as specified, (net of any tax paid by the Participant which is not refundable) (whether on the open market or to such person as the Committee may direct) and pay the proceeds of sale over to the Company or to another person as directed by the Committee;

(iv)

the beneficial ownership of any Shares acquired by the Participant pursuant to an Award, or such number as specified, (net of any tax paid by the Participant which is not refundable) which are held by a trustee (whether as trustee of the employee benefit trust or nominee for the Participant) to be automatically transferred to that trustee without any additional action/consent from the Participant;

(v)

the Participant’s employing company (or former employing company) or any other Member of the Group may withhold from or offset against any distribution, bonus, payment (including salary, where permitted by law) or grant or vesting of any other award to which the Participant may be entitled in connection with his or her employment or engagement with such entity, an amount up to the value of the Shares at the date of Vesting or exercise

(as relevant) of an Award (net of any tax paid by the Participant which is not refundable).

Any Shares or cash required to be transferred or paid as determined above, must be transferred or paid within 30 days of the notification to the Participant.

10.2	Relevant considerations

In making its determinations under rule 10.1.1 above, the Committee can take into account any information known to it, regardless as to whether the information relates to events or circumstances that occurred before an Award was made, during the life of an Award, during the period before and after Vesting or exercise of the Award, the Relevant Review period or any other time.

10.3	Indemnity

If the Committee determines that any amount to be recovered from the Participant pursuant to rule 10.1.1 above is to be recovered on a net of tax basis, the Committee may require the Participant to enter into such deed of indemnity as the Committee may prescribe, in case any tax or social security is refunded or is refundable to the Participant.  The deed of indemnity may (without limitation) contain provisions for the recovery of tax and/ or employee social security contributions from the Participant and the process of liaison with any tax authority.

11	General
11.1	Investigations
11.1.1

Notwithstanding any other rule of this Plan, if the Committee considers that rule 3.4 or rule 10 may apply to an Award and/or Shares (as appropriate) and an investigation regarding whether those provisions should be invoked commences or is ongoing in respect of a Participant, then, unless otherwise determined by the Committee, until such investigation has been concluded, the following will apply as appropriate according to the circumstances at the time:

(i)	prior to Vesting, that Participant’s Awards will not Vest;
(ii)	an Option cannot be exercised; and
(iii)	after Vesting or exercise but before the delivery of the Shares underlying an Award, the Shares underlying that Award will not be delivered.
11.2	Terms of employment
11.2.1	This rule 11.2 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful or in breach of contract.
11.2.2

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

11.2.3	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

11.2.4	Awards and Dividend Equivalents shall not be pensionable.
11.2.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.
11.2.6

The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

11.2.7	No Employee has any right to compensation or damages for any loss in relation to the Plan, including (without limitation) any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment or termination of employment in breach of contract);
(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and
(iii)	the operation, suspension, termination or amendment of the Plan.
11.3	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

11.4	Third party rights
11.4.1

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. Save for any Group Member which employs or formerly employed the Participant, no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

11.4.2

The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.

11.5	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

11.6	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

11.7	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

11.8	Data protection
11.8.1	Any data protection policy of the group or any Member of the Group and/or data privacy notice that is applicable to Employees will apply to Participants' personal data.
11.8.2

The following shall apply only to the extent required by applicable local law in connection with the offering and operation of the Plan in respect of Participants outside of the European Economic Area:

By participating in the Plan, each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes (without limitation):

(i)

providing personal data to the Company, any Member of the Group and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(ii)	the processing of personal data by any such company or third party;
(iii)

transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(iv)	providing personal data to potential purchasers of the Company, the Participant's employer or the business in which the Participant works.
11.9	Consents and applicable laws

All allotments, issues and transfers of Shares pursuant to the Plan will be subject to all applicable laws and regulations and to any necessary consent under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

11.10	Share rights

Shares issued to satisfy Awards under the Plan will be fully paid and will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

11.11	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

11.12	Dealing Restrictions

The Company, the Board, the Committee, any Member of the Group, Employees and Participants will have regard to Dealing Restrictions when (in each case as appropriate) operating, interpreting, administering, participating in and taking any and all such other action in relation to, or contemplated or envisaged by the Plan.

11.13	Notices
11.13.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

11.13.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

11.13.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11.14	English language

If any documents relating to the Plan or any Award are provided in any language other than English, in the event of any conflict between that version and the English version, the English version shall prevail. By participating in the Plan, a Participant consents to any information relating to the Plan and any Award being provided to him or her in English.

11.15	Conflict

In the event of any conflict between the rules of the Plan and any other document relating to the Plan or an Award under the Plan, the rules of the Plan shall prevail.

11.16	Severability

The provisions of the Plan are severable and if any one or more provisions in the Plan are determined to be invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions (and any remaining part of the provision in question) shall nevertheless be binding and enforceable.

11.17	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of any claims or disputes arising under or in connection with the Plan or any Award (whether contractual or non-contractual).

12	Overseas sub-plans

The Committee may establish plans to operate overseas either by scheduling sub-plans to the Plan or by adopting separate plans in accordance with the authority given by shareholders. This includes designating from time to time which Employees may be invited to participate in a particular sub-plan.

This Plan is subject to any additional terms and conditions set forth and attached hereto as a Schedule to the Plan for the Participant's country. If a Participant relocates to a country included in a Schedule to the Plan, such terms and conditions for that country will apply to the Participant to the extent that the Company determines that applying such terms and conditions is necessary, advisable or desirable for legal, administrative or tax reasons.

13	Section 409A
13.1.1

With respect to an Award granted to or held by a US Taxpayer, to the extent the Committee determines that such Award is subject to Section 409A, but does not conform with the requirements of Section 409A, the Committee may (but is not obligated to) amend the Award to cause the Award to conform with such requirements; provided, however, neither the Committee nor the Company make any representation that such amendment complies with Section 409A or any other applicable law, or that such Award is compliant or exempt from Section 409A.

13.1.2

(i)

Subject to rule 13.1.2(ii) below, notwithstanding anything to the contrary hereunder, with respect to any US Taxpayer, to the extent the vesting, settlement or exercise of an Award may be delayed pursuant to the terms of this Plan, including, but not limited to, rules 4.4, 4.5, 5.3, 5.4 and 11.1, such delay shall apply only if the Committee otherwise determines such delay would not result in additional taxes under Section 409A (if relevant).

(ii)

Rule 13.1.2(i) shall not apply where the delay of the vesting, settlement or exercise of an Award pursuant to the terms of this Plan is required by any statutory or legislative requirement, order, legal or regulatory code, provision or regulatory rule or other regulatory requirement or guidance, including, without limitation, the Market Abuse Regulation (Regulation 596/2014), the Listing Rules and the City Code on Takeovers and Mergers in force and as amended or replaced from time to time,

13.1.3

The Plan and the Awards granted hereunder are intended to be exempt from or otherwise comply with Section 409A, to the extent applicable thereto.  Notwithstanding any provision of the Plan or any Award to the contrary, the Plan and Awards granted hereunder shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company and the Committee intend to administer the Plan so that the Plan and the Awards granted hereunder comply with the requirements of Section 409A, to the extent applicable thereto, neither the Company nor the Committee represents or warrants that the Plan or the Awards granted hereunder, or the Committee's administration of the Plan, will comply with Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company or its Subsidiaries or affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries and

affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A or otherwise.

Schedule

China

This Schedule to the Plan governs the participation of Participants resident in China. Awards granted pursuant to this Schedule are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions which shall replace and/or supplement certain provisions of the Plan as indicated.

For the purpose of this Schedule, the "Company" shall include any of its Subsidiaries.

1	Vesting condition

An Award will not Vest under the Plan until, among others, the completion of the registration of the Plan with the competent office of the State Administration of Foreign Exchange, and such other regulatory requirements that may be applicable under Chinese law from time to time.

2	Exchange Control Restrictions

2.1. A Participant must:

a)	not transfer any Shares acquired under the Plan out of the account established by the Participant with the Company's designated broker;
b)

repatriate all cash proceeds resulting from the Participant’s participation in the Plan, including cash dividends paid by the Company on Shares acquired under the Plan and/or the sale of such Shares (together, the “Cash Proceeds”); and/or

c)	comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
3	Exchange Control Account

3.1. The Company may establish a special exchange control account to repatriate the Cash Proceeds in compliance with local law (the "Exchange Control Account").

3.2. If an Exchange Control Account is established, the Company may determine that any or all of the Cash Proceeds will be transferred to the Exchange Control Account prior to being delivered to the Participant. Any interest that accrues on the Cash Proceeds that are being held in the Exchange Control Account shall be retained by the Company and may be used, amongst other things, to partially offset the cost of administering the Plan.

3.3.  Cash Proceeds may be paid to the Participant from the Exchange Control Account in Pound Sterling or in local currency, at the Company’s discretion.  If the Cash Proceeds are paid in Pound Sterling, the Participant will be required to establish a Pound Sterling bank account in China so that the Cash Proceeds may be deposited into this account.

3.4. The Company is not obliged to secure any exchange conversion rate, where the Cash Proceeds are converted into local currency,

3.5. Further, the Company is not responsible for any delay between the date that the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the Cash Proceeds to local currency and the Participant shall bear the risk of any fluctuation in the exchange conversion rate between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the Cash Proceeds to local currency.

4	Mandatory Sale Restriction

4.1.   The Company may, at its sole discretion, require the Participant to sell any or all of the Shares acquired under the Plan within 90 days following the termination of Participant’s employment with the Company.

4.2.   The Company may, at its sole discretion, instruct its designated broker to assist with the mandatory sale of the Shares acquired under the Plan following the Participant’s termination of employment with the Company (including its affiliates) and, in this regard, the Company may authorise its designated broker to complete the sale of such Shares on the Participant’s behalf pursuant to the terms of this Schedule and upon receipt of the Company’s instructions.

4.3.  The Company and/or its designated broker is not obliged to arrange for the sale of the Shares at any particular price.

4.4.  Upon the sale of the Shares, the proceeds from the sale of the Shares will be remitted to the Participant in accordance with any exchange control laws and regulations, that may be applicable from time to time, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items.